Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Plan Administrator of
        the National Fuel Gas Company Tax-Deferred Savings Plan:
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the National Fuel Gas Company Tax-Deferred Savings Plan of our report dated June 24, 2008, relating to the statements of net assets available for benefits of National Fuel Gas Company Tax-Deferred Savings Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2007, which report is included in the Form 11-K of the National Fuel Gas Company Tax-Deferred Savings Plan.

/s/ Bonadio & Co., LLP Bonadio & Co., LLP
June 24, 2008
Williamsville, New York